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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Synta Pharmaceuticals Corp. for the registration of up to $300 million of common stock, preferred stock, debt securities, warrants, rights, purchase contracts and units, and to the incorporation by reference therein of our reports dated March 14, 2013, with respect to the consolidated financial statements of Synta Pharmaceuticals Corp., and the effectiveness of internal control over financial reporting of Synta Pharmaceuticals Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 14, 2013

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm